                                                     EXHIBIT 2B




                      AGREEMENT FOR

                    PURCHASE AND SALE

                      OF EXCHANGES


                 DATED AS OF MAY 5, 1994

                         BETWEEN

          TELEPHONE UTILITIES OF WASHINGTON, INC.,
               d/b/a PTI COMMUNICATIONS
     A Wholly-Owned Subsidiary of Pacific Telecom, Inc.,
                  PACIFIC TELECOM, INC.

                          AND

               U S WEST COMMUNICATIONS, INC.







                      CONFIDENTIAL

        AGREEMENT FOR PURCHASE AND SALE OF EXCHANGES

     This Agreement for Purchase and Sale of Exchanges ("Agreement") is made and entered into as of the 5th day of May, 1994, by and between U S WEST Communications, Inc., a Colorado corporation ("Seller"), and Telephone Utilities of Washington, Inc., d/b/a PTI Communications, a corporation organized and existing under the laws of the State of Washington, a wholly-owned subsidiary of Pacific Telecom, Inc. ("Buyer") and Pacific Telecom, Inc., ("PTI").

                           RECITALS

A. Seller currently has certain rights to provide and operate wireline telecommunication services and owns certain assets used to provide such services in Washington, pursuant to a grant of operating authority issued by the Washington Utilities and Transportation Commission of Washington ("WUTC"), which have been offered for sale.

B. Buyer desires to acquire the right to provide and operate wireline telecommunication services and to purchase certain of Seller's assets in the telephone exchanges, listed in Exhibit A, in the State of Washington (the "Exchanges"), and Seller wishes to sell, assign and transfer the aforesaid right to provide and operate the wireline telecommunication service and assets in the Exchanges to Buyer.

C. Each defined term shall have the meaning set forth in this Agreement where such term is first used or, if no definition is so set forth, the meaning set forth in the "Glossary of Terms," attached hereto and incorporated herein by this reference.

     NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer, agree as follows:


                             ARTICLE 1
                     PURCHASE AND SALE OF ASSETS

     1.1   Sale and Transfer.  Upon the terms and subject to the
           _________________
conditions hereinafter set forth, Seller agrees to sell, convey, transfer, assign and deliver all of the Exchanges and Assets, except for the Excluded Assets, to Buyer, and Buyer agrees to purchase and receive the Exchanges and Assets from the Seller and assume Liabilities after the Closing Date.

     1.2   Purchase Price.  Buyer shall pay to Seller as
           ______________
consideration for the transfer of the right to provide and operate wireline telecommunication service in the Exchanges and sale of the Assets, a total purchase price of Ninety Two Million Six Hundred Thousand Dollars $92,600,000.00 plus or minus the adjustments as set forth in Section 1.3(C)(i) (the "Purchase Price"), plus the payment of taxes as set forth in Section 1.7.

     1.3   Payment.  The Purchase Price shall be paid as follows:
           _______

     A.   Earnest Money.  On the execution date of this Agreement, or
          _____________
three (3) business days thereafter, Buyer shall deposit, in a financial institution acceptable to Seller, an amount equal to Two Million Dollars ($2,000,000) (the "Earnest Money") in the form of a wire transfer of federal funds payable to the order of Seller, for disposition in accordance with the terms of this Section. Buyer shall be responsible for all fees and costs associated with the Earnest Money. At Closing, the Earnest Money and interest accrued thereon, shall be applied towards the payment of the Purchase Price. In the event Buyer fails to finalize the transaction for any reason, except as set forth in Sections 8.1 or 8.3(ii), and in view of the difficulty of determining the amount of damages which may result to Seller from such failure to finalize the Agreement, Buyer and Seller have mutually agreed that the Earnest Money shall be delivered to Seller as liquidated damages, and not as a penalty, and this Agreement shall thereafter become null and void. In the event Seller fails to finalize the transaction, except as set forth in Sections 8.2 or 8.3(ii), then Seller shall, as soon as reasonably practicable thereafter and upon Buyer providing reasonable proof thereof, reimburse Buyer for all of its reasonable costs and fees incurred from and after the execution date of this Agreement, not to exceed Two Hundred Thousand Dollars ($200,000), in negotiating and seeking Governmental Approval for this transaction, and this Agreement will thereafter become null and void. In the event the transaction is not finalized for reasons set forth in
Section 8.1 or 8.3(ii), Buyer shall receive the Earnest Money and interest accrued thereon.

     B.   Remaining Balance.  On the Closing Date, the Purchase
          _________________
Price, minus the Earnest Money, plus or minus the adjustments, as set forth in Section 1.3(C), shall be payable to Seller by wire transfer of immediately available funds to such bank account(s) as Seller shall designate prior to Closing.

     C.   Adjustment to the Purchase Price.
          ________________________________

          (i)   Adjustment.  At least 30 days prior to Closing
                __________
Seller shall provide to Buyer the then current Net Book Value of the Assets dated within 45 days of the Closing Date (the "Then
Current Net Book Value").  If  the  difference  between  the  Then

                      CONFIDENTIAL

Current Net Book Value varies from the 12/31/93 Net Book Value of the Assets as shown on Schedule 1.3(C) (the "Variance") by more than $600,000 in the aggregate the Purchase Price shall be adjusted upward or downward by multiplying the Variance by a factor of 1.5 (the "Adjustment"). If the difference between the Then Current Net Book Value and the 12/31/93 Net Book Value of the Assets is less than $600,000 there shall be no adjustment to the Purchase Price. If the Variance reflects an increase from the 12/31/93 Net Book Value of the Assets to the Then Current Net Book Value the Purchase Price shall be increased by the Adjustment. If the Variance reflects a decrease from the 12/31/93 Net Book Value of the Assets the Purchase Price shall be decreased by the Adjustment.

          (ii) Proration.  Any taxes, utilities, leases and such
               _________
other items as shall be mutually agreed upon shall be prorated as of the Closing Date and the Purchase Price shall be adjusted by such proration multiplied by a factor of 1.0.

          (iii) Accounts Receivable.  The Purchase Price shall be
                ___________________
adjusted upward by an amount equal to all Accounts Receivables which are purchased and assumed by Buyer, multiplied by a factor of 1.0.

     1.4  Asset Verification.   Seller has provided Buyer with a
          __________________
copy of the Continuing Property Records for the Exchanges dated as of 12/31/93 ("CPRs"). Buyer has had a reasonable opportunity to verify the accuracy of these records and Buyer has not noted any material discrepancies in the CPRs .

     1.5  Appraisal of the Assets.  No later than sixty (60) days
          _______________________
after Closing, the Buyer and Seller shall mutually agree to the appraised value of the depreciable tangible Assets.

     1.6  Allocation of the Purchase Price.  The Purchase Price for
          ________________________________
the Assets, the covenants set forth in Section 6.2(H), and grant of operating authority (which includes, but is not limited to all applicable state and federal certificates, licenses, or franchises necessary for operating the Business) shall be allocated as mutually agreed upon between Buyer and Seller no later than sixty (60) days after Closing. In addition, it is understood and agreed between Buyer and Seller that the Purchase Price reflects among other things the availability of additional revenue sources (excluding those amounts obtained under traditional regulatory practices) to support the operation of the Exchanges. Such allocation shall provide, by line item, proration for taxes, utilities, leases, and such other items as shall be mutually agreed to between Buyer and Seller.

     1.7  Taxes.  Seller shall pay the transfer taxes which may be
          _____
associated   with   this  transaction  in  accordance with Section

82.08.050 and the excise taxes in accordance with Sections 82.45.080 and 82.46.050 of the Washington Revised Code. At Closing, Buyer shall remit to Seller an amount equal to 7.9% of the Purchase Price for payment of transfer taxes (provided, however, that in the event the transfer taxes percentage is greater than 7.9%, Buyer shall remit to Seller 100% of any additional amount for the payment of the transfer taxes). At Closing, Buyer shall remit to Seller an amount equal to Seller's payment pursuant to Sections 82.45.080 and 82.46.050 of the Washington Revised Code and Buyer shall pay any and all recording fees, notarial fees and other similar costs of Closing incurred in connection with the sale, transfer, or assignment of the Exchanges and Assets or otherwise on account of this Agreement or the transaction contemplated hereby.

     1.8  SOW.  In the event that SOWs are entered into between
          ___
Seller and a subsidiary of PTI, as set forth in Section 6.1(F), and this Agreement is terminated for any reason, the Buyer shall transfer and the Seller shall immediately acquire title to the assets constructed pursuant to the SOW by paying to Buyer, in immediately available funds, no later than ninety (90) days following such termination, the costs and expenditures as set forth in the SOW and those costs set forth in Section 8.5. Any assets constructed in the Exchanges pursuant to the SOW shall not be considered when adjusting the Purchase Price at Closing and shall have no effect on the Net Book Value of the Assets at Closing for the purpose of adjusting the Purchase Price pursuant to Section 1.3(C)(i).

     1.9  Guaranty.  PTI guarantees Buyer's obligations and ability
          ________
to pay the Purchase Price and Buyer's performance under this Agreement.


                       ARTICLE 2
                        CLOSING

     2.1  Closing.  The Closing of the purchase and sale of
          _______
Exchanges and Assets (the "Closing") shall take place at Seller's offices at 10:00 o'clock a.m., local time, on the second Tuesday of the third month following the satisfaction or waiver of all the conditions precedent to Closing set forth in Section 3 or on such other date as the parties mutually agree but in no event later than the second anniversary date of this Agreement. The date that the Closing actually occurs is referred to as the "Closing Date." If the Closing is postponed, all references to the Closing Date in this Agreement shall refer to the postponed date.

     2.2  Documents to be Delivered by Seller to Buyer.  At or prior
          ____________________________________________
to the Closing, Seller will deliver to Buyer:

          A. certified copies of all Seller's resolutions pertaining to the authorizations of this Agreement and the consummation of the transaction contemplated herein by Seller;

          B. duly executed bills of sale, assignments, and other instruments of transfer, in form sufficient to convey to Buyer all of the rights, title and interest of Seller in and to the Assets in accordance with the terms hereof;

          C. a certificate of Seller certifying as to the accuracy of Seller's representations and warranties at and as of the Closing and that Seller has materially performed and complied with all of the terms, provisions and conditions to be performed and complied with at or before the Closing, the form of which shall be mutually agreed upon between Seller and Buyer and furnished at least 30 days prior to the Closing;

          D. a certificate of Seller certifying as to certain corporate matters with respect to Seller, together with all of the attachments referred to therein, the form of which shall be mutually agreed upon between Seller and Buyer and furnished at least 30 days prior to the Closing;

          E. the opinion of counsel to Seller, dated as of Closing Date, the form of which will be furnished to Buyer at least 30 days prior to the Closing; and

          F. such other certificates and documents as Buyer or its counsel may reasonably request.

     2.3  Documents to be Delivered by Buyer to Seller.  At or prior
          ___________________________________________
to the Closing, Buyer will deliver to Seller:

          A.   the payment of the Purchase Price;

          B. certified copies of all Buyer's resolutions pertaining to the authorization of this Agreement and the consummation of the transactions contemplated herein by Buyer;

          C. a certificate of Buyer certifying as to the accuracy of Buyer's representations and warranties at and as of the Closing and that Buyer has materially performed and complied with all of the terms, provisions and conditions to be performed and complied with it at or before the Closing, the form of which shall be mutually agreed upon between Buyer and Seller and furnished at least 30 days prior to the Closing;

          D. a certificate of Buyer certifying as to certain corporate matters, together with all of the attachments referred to therein, the form of which shall be mutually agreed upon between

Buyer and Seller and furnished at least 30 days prior to the Closing;

          E. the opinion of counsel to Buyer, dated as of the Closing Date, the form of which will be furnished to Seller at least 30 days prior to the Closing; and

          F. such other certificates and documents as Seller or its counsel may reasonably request.

     2.4  Documents to be Delivered by Seller and Buyer to Each
          _____________________________________________________
Other.  At or prior to the Closing, Seller and Buyer will execute and
_____
deliver or cause to be executed and delivered to each other the Agreements set forth in Schedule 2.4, regarding the Exchanges, upon mutually agreed terms and conditions.

     2.5   Further Assurance.  Except as otherwise provided herein,
           _________________
all instruments of conveyance, assignment or transfer referred to herein, all sums of money, and all records and data to be delivered as specified in this Agreement shall be delivered at Closing (or if previously delivered so acknowledged). The transfer of telecommunications service from Seller to Buyer shall occur at 11:59 p.m. on the Closing Date or as otherwise mutually agreed.


                       ARTICLE 3
                       CONDITIONS

     3.1  Conditions to Buyer's Obligations.  The obligation of
          _________________________________
Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may, be waived by
Buyer:

     A.   Representations and Warranties.  All representations and
          ______________________________
warranties of Seller made in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made at such time, other than changes contemplated by this Agreement or approved by Buyer in writing, and there shall have been delivered to Buyer a certificate of Seller to that effect, dated as of the Closing Date, signed by an authorized officer of Seller.

     B.   Covenants.  Seller shall have performed and complied in
          _________
all material respects with all covenants and agreements required by this Agreement to be performed by it on or prior to the Closing Date.

     C.   Consents.  All authorizations, consents and approvals of,
          ________
filings and registrations with, and notifications to (collectively

"Governmental Approvals") any United States, state, or local governmental entity or municipality or subdivision thereof or any authority, department, WUTC, board, bureau, agency, court or instrumentality thereof the FCC, NECA, or REA (collectively, "Governmental Authorities") necessary to consummate the transaction contemplated shall have been obtained or made and shall be in full force and effect. The terms and conditions of all Governmental Approvals shall be acceptable to Buyer, in Buyer's sole discretion.

     D.   No Governmental or Other Proceeding or Litigation.  No
          _________________________________________________
preliminary or permanent injunction or other order or decree by any Governmental Authority shall have been issued and remain in effect which prevents the transactions contemplated by this Agreement, or which could reasonably be expected to have a material adverse effect on the Exchanges and Assets, nor shall there have been instituted any action or proceeding by any Governmental Authority, nor shall there have been instituted any action or proceeding by any other person challenging the acquisition by Buyer or the sale by Seller of the Exchanges and Assets, or otherwise seeking to restrain or prohibit the consummation of the transaction contemplated hereby, or seeking material damages in connection therewith, or which could reasonably be expected to have a material adverse effect on the Exchanges and Assets.

     E.   Hart-Scott-Rodino Act.  All filings required to be made
          _____________________
under the Hart-Scott-Rodino Act ("H-S-R") shall have been made, and the waiting period thereunder shall have expired or early termination thereof shall have been granted.

     F.   Certificates; Documents.  Seller shall have delivered the
          _______________________
certificates, opinions of counsel and other documents required by Sections 2.2 and 2.4.

     G.   Corporate Approval.  The transaction shall have received
          __________________
all necessary corporate and Board of Director approval(s) on or before May 31, 1994.

     3.2  Conditions to Seller's Obligations.  The obligations of
          __________________________________
Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by
Seller:

     A.   Representations and Warranties.  All representations and
          ______________________________
warranties of Buyer made in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made at such time, other than changes contemplated by this Agreement or approved by Seller in writing, and there shall have been delivered to Seller a Certificate of Buyer to that effect, dated the Closing Date, signed by authorized officers of Buyer.

     B.   Covenants.  Buyer shall have performed and complied in all
          _________
material respects with all covenants and agreements required by this Agreement to be performed by it on or prior to the Closing Date.

     C.    Consents.  All Governmental Approvals of any Governmental
           ________
Authority necessary to consummate the transaction contemplated hereunder shall have been obtained or made and shall be in full force and effect. The terms and conditions of all Governmental Approvals must be acceptable to Seller, in Seller's sole discretion.

     D.   No Governmental Proceeding or Litigation.  No preliminary
          ________________________________________
or permanent injunction by any Government Authority shall have been issued and remain in effect which prevents or delays the transactions contemplated by this Agreement, nor shall there have been instituted any actions or proceeding by any Governmental Authority, nor shall there have been instituted any action or proceeding by any other person challenging the acquisition by Buyer or the sale by Seller of the Exchanges and Assets or otherwise seeking to prohibit the consummation of the transaction contemplated hereby or seeking material damages in connection therewith.

     E.   H-S-R Act.  All filings required to be made under the
          _________
H-S-R Act shall have been made, and the waiting period thereunder shall have expired or early termination thereof shall have been granted.

     F.   Corporate Approvals.  This transaction shall have received
          ___________________
all necessary corporate and Board of Director approval(s) on or before May 31, 1994.

     G.   Certificates; Documents.  Buyer shall have delivered the
          _______________________
Certificates, Opinion of Counsel and other documents required by
Section 2.3 and Buyer shall have delivered the agreements required by
Section 2.4.


                          ARTICLE 4
     ENVIRONMENTAL CONDITIONS; EXCHANGES AND ASSETS "AS IS"

     4.1  Central Office; Asbestos, Hazardous Materials.  Buyer
          _____________________________________________
acknowledges that it knows that the central office buildings and adjacent structures, (the "Central Offices") appurtenances, facilities and improvements thereon of the Exchanges and Assets may have been found to contain asbestos-containing materials, and that Buyer has independently investigated the presence of
asbestos-containing materials in the Central Offices.   In  addition,
Buyer acknowledges that it knows that the Central Office and equipment may contain Hazardous Materials. Buyer also acknowledges that it is aware that certain Hazardous Materials are used in maintenance and operations related to the equipment and related to the Property, and that such Hazardous Materials may be present in the Central Offices. Except as expressly provided for in this Agreement, SELLER HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESSED OR IMPLIED, WITH REGARD TO THE CONDITION OR SAFETY OR PRESENCE OF HAZARDOUS MATERIALS AND ASBESTOS IN SAID CENTRAL OFFICES.

     Except as provided for in Section 6.3(H), Buyer agrees to take the Exchanges and Assets "AS IS" and without any warranty of merchantability or fitness or any other warranties expressed or implied as it relates to the environmental condition of the Central Offices. Except as provided for in Section 6.3(H), Buyer understands and agrees that any responsibility for compliance with Environmental Laws applicable to the ownership or use of the Central Offices following the Closing, including the costs of any remediation or cleanup associated with the Central Offices, or environmental Claim or Liability associated with the Central Offices, irrespective of when contamination occurred, is assumed by Buyer at the Closing. Except as provided for in this Agreement, BUYER UNDERSTANDS THAT THE SELLER MAKES NO REPRESENTATIONS, WARRANTIES, OR GUARANTEES, WHETHER EXPRESS OR IMPLIED, OF ANY KIND, NATURE OR TYPE WHATSOEVER WITH RESPECT TO THE CENTRAL OFFICES, OR THE VALUE, MARKETABILITY, FEASIBILITY, DESIRABILITY OR ADAPTABILITY THEREOF OR THE COMPLIANCE WITH ENVIRONMENTAL LAWS. Buyer has made all legal, factual and other inquiries and investigations as Buyer deems necessary, desirable or appropriate with respect to the Central Offices and the appurtenances, facilities and improvements thereon, and Buyer is purchasing the Central Offices based on Buyer's or its agent's inspection and examination thereof. In addition, Buyer has relied on information and documentation provided by Seller as well as Seller's representations set forth in this Agreement. Except as it relates to those documents to be provided pursuant to Section 6.3(H), Buyer acknowledges that Seller has informed Buyer of the potential presence of asbestos-containing materials in the Exchanges and in the Central Offices, as well as other Hazardous Materials, and Buyer acknowledges that the Purchase Price reflects the potential presence of the asbestos-containing materials and the Hazardous Materials and environmental Claims or Liabilities that may be associated with the Central Offices.

     4.2   Outside Plant.  Except as  expressly provided for in this
           _____________
Agreement, Buyer acknowledges that it knows that operations in the outside plant may trigger certain environmental, industrial hygiene and safety concerns relating to Environmental Laws. EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, SELLER HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THE CONDITION OR SAFETY OF SAID OUTSIDE PLANT CONSISTENT WITH PUBLIC POLICY.

     Except as expressly provided for in this Agreement, Buyer takes the outside plant "AS IS" and without any warranty of merchantability or fitness or any other warranties expressed or implied as it relates to the environmental condition of the outside plant. Except as provided for in Section 6.3(H), Buyer understands and agrees that any responsibility for compliance with Environmental Laws applicable to the ownership or use of the Exchanges and Assets following the Closing, including the costs of any remediation or cleanup associated with the Exchanges and Assets, irrespective of when contamination occurred, is assumed by Buyer at the Closing. Seller agrees that all outside plant environmental Claims or Liabilities which are incurred or based on facts which arise on or before Closing, are the responsibility of Seller for the time period set forth in Section 7.6. Except as expressly provided for in this Agreement, Buyer understands that Seller makes no warranties, representations or guarantees, whether express or implied, of any kind, nature or type whatsoever with respect to the Exchanges and Assets or the value, marketability, feasibility, desirability or adaptability thereof, or the compliance with Environmental Laws. Buyer has made all legal, factual and other inquiries and investigations as Buyer deems necessary, desirable or appropriate with respect to the outside plant, and Buyer is purchasing the Exchanges and Assets based on Buyer's own, or its agent's inspection and examination thereof. In making such investigation and inquires, Buyer has relied on information and documentation provided by Seller as well as Seller's representations expressly set forth in this Agreement.

     4.3  DISCLAIMER, OF WARRANTIES.  SELLER  HEREBY  DISCLAIMS ANY
          _________________________
AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED, EXCEPT AS SPECIFICALLY SET FORTH HEREIN. SELLER IS NOT WARRANTING THE CONDITION OR USEFULNESS OF THE EXCHANGES AND ASSETS, OR THEIR VALUE.


                        ARTICLE 5
             REPRESENTATIONS AND WARRANTIES

     5.1   Buyer's Representations and Warranties.  Buyer represents
           ______________________________________
and warrants to Seller that:

     A.   Organization.  Buyer is a corporation duly incorporated,
          ____________
validly existing and in good standing under the laws of the State of Washington. Except as provided in Section 3.1(G) Buyer has full corporate power and authority to execute and deliver this Agreement and Buyer has obtained all corporate approvals necessary to consummate this transaction, and authorize the execution, delivery and performance of this Agreement and the agreements and contracts mentioned herein.

     B.   Authorization, Execution, and Delivery.  Except as
          ______________________________________
provided in 3.1(G) this Agreement and all other agreements and instruments to be executed by Buyer in connection herewith shall be duly and validly executed and delivered by Buyer. Except as provided in 3.1(G) this Agreement and the transaction contemplated hereby, when executed by Buyer, shall constitute a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to creditors' rights generally and by principles of equity.

     C.   Governmental Authorizations.  Except as set forth in
          ___________________________
Schedule 5.1(C), Buyer's execution and delivery of this Agreement or Buyer's consummation of the transactions contemplated hereby does not require authorization or approval of, or filing with, any governmental agency, authority or other body or any other third persons.

     D.   Funds.  On the Closing Date, Buyer shall have sufficient
          _____
funds available to pay the Purchase Price and to consummate the transaction contemplated hereby.

     E.   Litigation.  Except as set forth in Schedule 5.1(E), to
          __________
the best of Buyer's knowledge, there are no Claims, either at law or in equity, on or before any Governmental Authority, of any kind now pending or threatened or could reasonably form the basis of any such Claim involving Buyer or any of its properties or assets that (i) question the validity of this Agreement; or (ii) seeks to delay, prohibit or restrict in any manner any actions taken or contemplated to be taken by Buyer under this Agreement.

     F.   Investigation.  Buyer, through its accountants, attorneys,
          _____________
agents, employees, and others, has made prior to the Closing, such investigations of the Exchanges and Assets and of the financial, legal, and other condition and location of the Exchanges and Assets that it deems necessary or advisable with respect to the transaction contemplated by this Agreement. Buyer has diligently requested and has received all information which it has deemed pertinent, necessary or appropriate to an evaluation of this transaction, and, except for those documents requested in Schedule 6.3(H), has conducted a thorough and independent investigation of all material aspects of the Exchanges and Assets. The Buyer has carefully read and scrutinized all information provided to it by Seller and its representatives, or which Buyer has obtained through its independent investigation, and understands the fair implications of this information. In making such investigation, Buyer has relied on information and documentation provided by Seller as  well  as  Seller's  representations  and  warranties  expressly set
forth  in  this  Agreement.   The  Buyer  has  not  received  from the

Seller or from anyone acting or claiming to act on behalf of the Seller, any accounting, tax, legal, or other advice with respect to this transaction, and Buyer is relying solely on advice of its own accounting, tax, legal, and other advisors. The Buyer has such knowledge, experience and sophistication in financial and business matters as to enable it to evaluate all of the merits and risks associated with this transaction.

     G.   Exchanges in Existing Study Areas for USF Purposes. Buyer
          __________________________________________________
shall include the Exchanges and Assets in its existing Study Area for USF purposes.

     H.   Assets "As Is, Where Is".  Buyer acknowledges that it is
          ________________________
acquiring the Exchanges and Assets in their "AS IS, WHERE IS" condition, and without any warranty of merchantability or fitness or any other warranties expressed or implied, except as expressly provided herein.

     5.2   Seller's Representations and Warranties.  Seller
           _______________________________________
represents and warrants to Buyer that:

     A.    Organization.  Seller is a corporation duly incorporated,
           ____________
validly existing and in good standing under the laws of the State of Colorado and has full power and authority to execute and deliver this Agreement. Seller has authority to complete the transactions contemplated by this Agreement subject only to obtaining the consents and approvals set forth in Schedule 5.2(A).

     B.    Authorization, Execution and Delivery.  Except as set
           _____________________________________
forth in Section 3.2(F), this Agreement and all other agreements and instruments to be executed by Seller in connection herewith shall be duly and validly executed and delivered by Seller. Except as set forth in Section 3.2(F) this Agreement and the transaction contemplated hereby, when executed by Seller, shall constitute a valid, legal, and binding agreement by Seller enforceable against Seller in accordance with its terms except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to creditors' rights generally and by principles of equity.

     C.    Title to Assets.  The Assets, at the time of Closing, will
           _______________
be owned and transferred by Seller to Buyer free and clear of all liens, and encumbrances.

     D.    Governmental Authorization.  Except as set forth in
           __________________________
Schedule 5.2(D), no authorization or approval of, or filing with, any governmental agency, authority or other body or any other third persons will be required in connection with Seller's execution and delivery of this Agreement or Seller's consummation of the transactions contemplated hereby except for those authorizations or approvals which would not have a material adverse impact on the Buyer's use of the Assets.

     E.    Litigation.  Except as set out in Schedule 5.2(E), to the
           __________
best of Seller's knowledge, there are no Claims, either at law or in equity, on or before any Governmental Authority, of any kind now pending, or threatened, involving Seller or any of its properties or assets that (i) question the validity of this Agreement; or (ii) seeks to delay, prohibit or restrict in any manner any actions taken or contemplated to be taken by Seller under this Agreement.

     F.    Tax Matters.  All taxes of any kind whatsoever due and
           ___________
payable by the Seller with respect to the Exchanges and Assets through the Closing Date will have been paid in full. There are no liens for federal, state or local taxes upon the Exchanges or Assets, except for statutory liens for taxes or assessments not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings.

     Seller has filed or will cause to be filed, all federal, state and local tax returns and reports of any kind (including, without limitation, income, franchise, sales, use, excise, employment and real and personal property) which Seller is obligated to file with respect to the Assets for all periods up to and including the Closing Date and shall pay all taxes due on such returns.

     G.    Offering Memorandum.  To the best of Seller's knowledge
           ___________________
as of November 19, 1993, Sections 3.3.1, 3.3.3 and 3.3.4 of Seller's Offering Memorandum for the Sale of Selected Telephone Exchanges in the State of Washington issued November 19, 1993, and as amended December 16, 1993 are true and correct in all material respects.

                        ARTICLE 6
                        COVENANTS

     6.1   Covenants of Buyer.  Buyer hereby covenants and agrees
           __________________
that from the execution date hereof to the Closing Date:

     A.    Continued Efforts.  Buyer will use its continual best
           _________________
efforts to (i) cause to be fulfilled and satisfied all of the conditions to the Closing to be performed or satisfied by Buyer; (ii) cause to be performed all of the matters required of Buyer at the Closing; and (iii) take such steps and do all such acts as may be necessary to make all of its warranties and representations of Buyer true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

     B.    Cooperation.  Buyer agrees to cooperate with Seller with
           ___________
respect  to  (i)  Seller's  assignment to Buyer of the Exchanges and

Assets hereunder and (ii) Seller's restructuring of this transaction as an Internal Revenue Code sec. 1031 transaction, at no additional expense to Buyer; such cooperation to include, without limitation, purchase of the Assets from an intermediary corporation of Seller's choice, and execution of an Assignment and Conditional Rescission Agreement and such other documents in connection with the transaction as Seller may reasonably request. If Seller elects to pursue this transaction as an Internal Revenue Code sec. 1031 transaction, notwithstanding anything in this Agreement to the contrary, Seller shall fully indemnify, defend and hold Buyer harmless from and against any and all liabilities resulting therefrom, including but not limited to any tax impacts on Buyer or the Assets, and further provided that Seller shall remain directly and primarily bound by all other conditions, representations, warranties and covenants contained herein and remedies related thereto.

     C.    Contracts.  Within thirty (30) days after the execution
           _________
date of this Agreement, Seller shall provide to Buyer a schedule of all agreements that Buyer shall assume, from and after the Closing Date, provided such agreements are within the normal course of business. In addition, at least thirty (30) days prior to Closing, Seller shall provide Buyer with a final schedule of all agreements to be reviewed and assumed by Buyer provided such agreements are within the normal course of business.

     D.    Accounting Practices.  Buyer shall comply with all FCC and
           ____________________
State Regulatory accounting practices. Buyer will not seek recovery of an acquisition adjustment through its interstate or intrastate rates including revenues received from federal or state Universal Service Funds. Provided, however, that Buyer will not be precluded from recovering an acquisition adjustment in the interstate jurisdiction, if such recovery becomes possible as a result of FCC policy.

     E.    Extended Area Service ("EAS") Arrangement.  Buyer agrees
           _________________________________________
to implement any future EAS Arrangements in the Exchanges pursuant to WUTC order.

     F.    Capital Improvement Projects.  In the event that Seller
           ____________________________
and Buyer mutually agree to enter into SOWs, then Buyer shall undertake certain Central Office and Outside Plant projects and/or additions ("Projects") in or on the Exchanges at Buyer's own cost, as Seller's subcontractor, on terms and conditions set forth in the SOWs. The title to all assets constructed pursuant to the SOWs shall be held by Buyer or its affiliate. In the event that this transaction does not Close, the title to all assets constructed pursuant to the SOWs shall be transferred to Seller and Seller shall pay Buyer for all Projects in accordance with Section 1.8 hereof.

     6.2   Covenant of Seller.  Seller hereby covenants and agrees
           __________________
that from the execution date hereof to the Closing Date:

     A.    Access to Information and Facilities.  Seller will afford
           ____________________________________
Buyer and its representatives, at Buyers own expense, reasonable access during normal business hours to all facilities, properties, books, accounts, records, contracts and documents of or relating to the Exchanges and Assets in Seller's possession or control. Seller shall exercise its reasonable efforts to furnish or cause to be furnished to Buyer and its representatives all data and information concerning the Exchanges and Assets as shall reasonably be requested or required by Buyer, including, but not limited to, the information that may be necessary for compliance with Federal Security and Exchange Commission requirements.

     B.    Continued Efforts.  Seller will use its continual best
           _________________
efforts to: (i) cause to be fulfilled and satisfied all of the conditions to the Closing to be performed or satisfied by Seller; (ii) cause to be performed all of the matters required of Seller at the Closing; and (iii) take such steps and do such acts as may be necessary to make all of its warranties and representations true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

     C.    Cooperation.  Seller agrees prior to and if necessary
           ___________
after Closing, to cooperate with Buyer with respect to Seller's assignment to Buyer of the Assets hereunder.

     D.    Maintenance of Assets.  Seller shall keep all Assets in
           _____________________
a normal state of repair and operating efficiency and Seller shall maintain its books and records in the normal and usual manner applied on a consistent basis. Seller shall not undertake any capital expenditures which in the aggregate exceeds $100,000.00 without the prior approval of Buyer, which approval shall not be unreasonably withheld or delayed.

     E.    Real Property.  Seller shall convey, by Quit Claim Deed,
           _____________
its real property located in the Exchanges to Buyer, together with the rights of ways which are by their terms assignable; provided, however, that in the event Seller's facilities are located in any right-of-way to be transferred hereunder, the right-of-way shall be treated as joint use property.

     F.    Consent to Assignment.  To the extent that the assignment
           _____________________
of any contract or any permit shall require the consent of another person, this Agreement shall not constitute an agreement to assign the contract or permit if an attempted assignment would constitute a breach thereof. Seller shall use its reasonable efforts to obtain the consent of any other party to a contract, or the issuer of a permit or the assignment thereof to Buyer. If any such consent is not obtained, to the extent permitted by applicable law, Seller shall cooperate with Buyer to provide for Buyer the benefit under such contract or permit, including enforcement, at the cost of and for the benefit of Buyer, of any and all rights of Seller against any other Party.

     G.    Closing Report.  Seller shall prepare and deliver to
           ______________
Buyer, within sixty (60) days after Closing, a report for the limited purpose of assisting Buyer in establishing the closing Net Book Value of the Assets, as of the Closing Date.

     H.    Wireline Telecommunications.  Seller shall not install
           ___________________________
(except that Buyer and Seller have agreed that Seller may install fiber optic and other facilities which transit through the Exchanges to other locations) or operate, in the Exchanges, any wireline telecommunications physical plant providing comparable services to those which are in place on the execution date of this Agreement, for a period of three (3) years from the Closing.

     I.    Multi-Party Upgrades.  Seller shall convert all existing
           ____________________
multi-party lines in the Exchanges to single party facilities no later than December 31, 1994.

     6.3   Mutual Covenants.
           ________________

     A.    Confidentiality.  Each party to this Agreement agrees to
           _______________
hold all Confidential Information (as defined in the "Glossary of Terms"), including but not limited to the Letter of Intent dated March 15, 1994 between Buyer and Seller, whether received before or after entering into this Agreement, in confidence for a period of two (2) years from the Closing Date, and agrees that during such period each party will use the same solely for the purposes of this Agreement.
Each party agrees to make no more copies of such Confidential Information than is reasonably necessary for the purposes, consistent with this Agreement, for which it will be used. Each party agrees that it will not make disclosure of any such Confidential Information received from the other party to anyone except as specifically permitted by this Agreement and as required by law, including but not limited to Securities and Exchange Commission. Each party may disclose Confidential Information to its employees to whom disclosure is necessary for the purposes set forth above, provided that the disclosing party shall notify each such employee that disclosure is made in confidence and instructs such employees that such Confidential Information shall be kept in confidence by such employee in accordance with this Agreement. Furthermore, each party may disclose such Confidential Information to consultants and attorneys engaged by such party, to partners and prospective partners, and to lenders, but only pursuant to a written confidentiality agreement with such consultants and attorneys, partners, prospective partners, and lenders the terms of which are substantially the same as this
Section 6.3(A), except that according to such confidentiality agreement no further disclosure of the Confidential Information shall be permitted. Each party also agrees that it will make requests for Confidential Information of the other only if necessary to accomplish the purposes set forth in this Agreement. The obligations set forth herein shall be satisfied by each party through the exercise of the same degree of care used to protect its own information of like importance.

     If the sale contemplated by this Agreement is not consummated for any reason, each party agrees to return to the other party all such Confidential Information, including all copies thereof, immediately on request. The obligations arising under this section shall survive any termination or abandonment of this Agreement.

     This Agreement will be filed on a confidential basis with the WUTC.

     B.    Public Announcements.  No public announcement of the
           ____________________
execution of this Agreement, except as necessary to obtain regulatory approval or as otherwise required by law, shall be made before the Closing without the mutual prior approvals of both Seller and Buyer, which approval shall not be unreasonably withheld.

     C.    Cooperation.  Each party covenants to use all reasonable
           ___________
efforts, commencing promptly on the execution and delivery of this Agreement, to take, or cause to be taken in good faith, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, expeditiously and practicably to consummate and make effective the transactions contemplated by this Agreement, including but not limited to using its reasonable efforts to obtain all necessary actions, waivers, consents and approvals from third parties or governmental or regulatory bodies, to effect all necessary filings with Governmental Authorities and to consummate the agreements required in Schedule 2.4.

     D.    WUTC filings.  Within five (5) days after the execution
           ____________
of this Agreement, or on such other date as the parties shall mutually agree, Seller and Buyer agree to file any required application and to take such reasonable action as may be necessary or helpful (including, but not limited to making available witnesses, information, documents, and data requested by the WUTC) to apply for and receive approval by the WUTC for the transfer of Assets and the grant of operating authority or issuance of a Certificate of Convenience and Necessity to Buyer and any other necessary WUTC approvals.

     E.    FCC Filings.  Ten (10) days after the execution of this
           ___________
Agreement, or on such other date as the parties shall mutually agree, Buyer and Seller agree to commence the process to jointly file such applications and to take such reasonable actions as may be necessary or appropriate to apply for and receive approval by the FCC for the transfer of Assets, to Buyer. The FCC approval includes but is not limited to, Section 214 approval, Study Area approval, Price Cap Waiver approval and radio license approval.

     F.    Tax Liabilities.  Buyer and Seller agree that Seller will
           _______________
be liable for all tax liabilities accrued or imputed by any tax or regulatory authority for periods prior to Closing and Buyer will be liable for all tax liabilities accrued or imputed by any tax or regulatory authority for periods after Closing, except as set forth in
Section 6.1(B).

     G.    Costs.  Except as otherwise specifically provided herein,
           _____
each Party shall bear its own costs incurred in connection with this Agreement and the other agreements and transactions contemplated hereby.

     H.    Environmental Assessment.  Buyer and Seller have agreed
           ________________________
that Seller shall only perform, at its sole expense, the environmental projects as set forth in Schedule 6.3(H) and this Section 6.3(H). Such projects shall be performed in conformance with state and federal requirements (save and except that Buyer and Seller have acknowledged and mutually agreed that Seller shall not remediate or abate asbestos containing materials or Hazardous Materials from Central Offices in the Exchanges). Seller further agrees, at its sole cost, to: (i) replace all underground storage tanks and remove all storage drums located within the Exchanges, as set forth in Schedule 6.3(H), in conformance with state and federal requirements prior to Closing or such other date as mutually agreed to by the Buyer and Seller, and (ii) change the designation of the Central Offices located in the Exchanges from large or small quantity generators to no designation , as applicable, in conformance with state and federal requirements prior to Closing.

                     ARTICLE 7
                  INDEMNIFICATION

     7.1   Indemnification by Buyer.  From and after the Closing
           ________________________
Date, Buyer shall indemnify, defend and hold Seller harmless from and against any and all Claims and Liabilities, that may be incurred by Seller arising from: (i) any breach of any representation or warranty; or (ii) any breach of any covenant, obligation or agreement of Buyer contained herein; or (iii) any
and  all  Claims  or Liabilities arising  out   of  or  relating  to
the ownership or  operation  of the Exchanges and Assets after the

Closing provided such Claims or Liabilities are incurred or based on facts after the Closing Date.

     7.2   Buyer's Indemnification Threshold.  Buyer shall not be
           _________________________________
required to indemnify, defend or hold Seller harmless from and against any Claims or Liabilities, incurred after the Closing Date, unless and until such amount exceeds $250,000 per incident (the "Indemnity Threshold"), and Buyer shall only be obligated to indemnify Seller with respect to amounts that exceed the Indemnity Threshold and then only to the extent provided herein.

     7.3   Indemnification by Seller.  From and after the Closing
           _________________________
Date, Seller shall indemnify, defend and hold Buyer harmless from and against any and all Claims or Liabilities that may be incurred by Buyer arising from: (i) any breach of any representation or warranty; or (ii) any breach of any covenant, obligation or agreement of Seller contained herein; or (iii) except as provided in Article 4, any and all Claims or Liabilities arising out of or relating to the ownership or operation of the Exchanges and Assets prior to Closing provided such Claims or Liabilities are incurred on or prior to the Closing Date.

     7.4   Seller's Indemnification Threshold.  Except for
           __________________________________
liabilities referenced in Section 6.1(B), Seller shall not be required to indemnify, defend or hold Buyer harmless from and against any Claims or Liabilities, incurred on or before the Closing Date, unless and until such amount exceeds the "Indemnity Threshold", and Seller shall only be obligated to indemnify Buyer with respect to amounts that exceed the Indemnity Threshold and then only to the extent provided herein.

     7.5   Maximum Amount.  Except for liabilities referenced in
           ______________
Section 6.1(B), the maximum aggregate amount of indemnification under Sections 7.1 or 7.3 that can be required of Seller or Buyer hereunder shall not exceed in the aggregate 10% of the Purchase Price (the "Maximum Amount").

     7.6   Time Limitation.  The respective rights of Seller and
           _______________
Buyer to indemnification for Claims or Liabilities arising under
Section 7.1 or 7.3, as the case may be, shall apply only to those claims for indemnification, notice of which is given pursuant to this Agreement to the other party on or before the expiration of the eighteen (18) month anniversary date of the Closing, except that the indemnification which relates to tax matters shall remain in effect until the expiration of the applicable statute of limitation period. The respective rights of Seller or Buyer to indemnification for environmental Claims and Liabilities shall only apply to those Claims or Liabilities for outside plant indemnification, notice of which is given pursuant to this Agreement to the other party on or before the expiration of the third (3rd) anniversary date of the Closing. Upon expiration of the time limitations set forth in this Section 7.6, Seller shall have no liability for any environmental Claims, or Liabilities based on Environmental Laws, incidents, exposures occurring prior to the Closing. In addition, upon expiration of the time limitations set forth in this Section 7.6, it shall be conclusively presumed that the Buyer has accepted and assumed all responsibilities for all Claims or Liabilities including but not limited to environmental Claims and Liabilities, occurring prior to Closing.

     7.7   Notice of Indemnification.  Notwithstanding any other
           _________________________
provision contained in this Agreement, any party entitled to indemnification hereunder (the "Indemnified Party") shall be deemed to have waived any right thereto unless such party gives to the party from whom indemnification is sought (the "Indemnifying Party") written notice of the Claim or Liability, within 60 business days, and, when known, the facts constituting the basis for such Claim. In the event that any notice of a right for indemnification is made hereunder as a result of or in connection with any Claim or Liability by a person who is not a party to this Agreement, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the Claim or Liability arising therefrom. The Indemnified Party shall not settle or compromise any Claim or Liability by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, unless suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 7.7.

     7.8   Defense by Indemnifying Party.  In connection with any
           _____________________________
Claim or Liability giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may (but shall not be required to), upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligation to indemnify the Indemnified Party with respect to such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such Claim or Liability resulting therefrom, (a) the Indemnified Party may defend against such Claim or Liability, in such manner as it may deem appropriate, including, but not limited to, settling such Claim or Liability (after giving 5 business days written notice of the same to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its own counsel and at its own expense.

     7.9   Manner of Indemnification.  All indemnification payments
           _________________________
under Article 7 shall be effected by payment of cash or delivery of a certified or official bank check or, at payee's request, by wire transfer of immediately available funds to an account designated by payee, in the amount of the indemnified liability.

     7.10  Remedies.  The indemnity rights under Sections 7.1 and 7.3
           ________
shall be the sole remedy for any breach of the representations and warranties of Seller or Buyer as the case may be. In the event of a breach, or a threatened or attempted breach, of any covenant of this Agreement by either party, the other party shall, in addition to the indemnification provisions set forth in Article 7, be entitled to (i) a temporary or permanent injunction against such breach without the necessity of showing any actual damages, and (ii) a decree for the specific performance of this Agreement.

     7.11  Insurance.  Prior to asserting any claim under this
           _________
Agreement (other than with respect to Taxes), each Indemnified Party shall file, or cause to be filed, a claim with respect to the indemnified Claims or Liabilities in question under any insurance policies that may be maintained by such Indemnified Party or any subsidiary, division or affiliate thereof. In the event that any insurance policies maintained by the Indemnified Party would cover any indemnified Claims or Liabilities, then the Indemnified Party's indemnification for Claims or Liabilities shall be limited to any deductible and amounts in excess of the amounts actually collected by the Indemnified Party for such Claims or Liabilities.


                       ARTICLE 8
                      TERMINATION

     8.1   Termination By Buyer.
           ____________________

           A. If any condition precedent to Buyer's obligation to effect the Closing, as set forth in Section 3.1, is not satisfied and such condition is not waived, if waivable, by Buyer on or prior to the Closing Date, Buyer shall not be obligated to effect the Closing and may terminate this Agreement.

           B. If any Governmental Approval contains terms and conditions unacceptable to Buyer, in Buyer's sole discretion, Buyer shall not be obligated to effect the Closing and may terminate this Agreement.

     8.2   Termination By Seller.
           _____________________

           A. If any condition precedent to Seller's obligation to effect the Closing, as set forth in Section 3.2, is not satisfied and such condition is not waived, if waivable, by Seller on or prior to the Closing Date, Seller shall not be obligated to effect the Closing and may terminate this Agreement.

           B. If any Governmental Approval contains terms and conditions unacceptable to Seller, in Seller's sole discretion, Seller shall not be obligated to effect the Closing and may terminate this Agreement.

     8.3   Termination By Buyer or Seller.  (i) If Buyer or Seller
           ______________________________
have discovered that any of the representations and warranties of the other party is inaccurate in any material respect and, after consultation with such breaching party, a satisfactory accommodation with respect to such inaccuracy shall not have been reached; or (ii) if an order is issued by any Governmental Authority to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement, Buyer or Seller shall not be obligated to effect the Closing and may terminate this Agreement.

     8.4   Effect of Termination.  In the event of the termination
           _____________________
of this Agreement pursuant to Sections 8.1, 8.2 or 8.3, this Agreement shall thereafter become void except as set forth in Section 1.3(A) and for the provisions of Section 6.3(A), 6.3(B), and 6.3(C), without further liability on the part of any party hereto or its respective shareholders, directors, officers or employees in respect thereof, except as follows: (i) nothing herein shall relieve any party from liability for any breach of this Agreement prior to termination under Sections 8.1, 8.2 or 8.3, and (ii) the obligations of the parties hereto set forth in Section 11.6 shall not be affected by a termination of this Agreement.

     8.5   Reimbursement for Costs.  In the event this Agreement is
           _______________________
terminated for any reason other than for Buyer's breach, Seller agrees to pay to Buyer, no later than ninety (90) days following such termination: (i) all property taxes paid or incurred by Buyer on the assets constructed pursuant to the SOWs and (ii) all interest carry costs computed at the Prime Rate multiplied by the average outstanding balance of costs and expenditures as set forth in the SOWs for the period beginning at the time Contractor incurred such costs through the date of Seller's payment of said amounts.

                        ARTICLE 9
                   POST CLOSING MATTERS

     9.1   Post Closing.  In order to effectuate an orderly
           ____________
transition in the provisioning of telecommunications services to customers in the Exchanges, Buyer and Seller agree to utilize the measures set forth below:

           A.   Collection of Accounts Receivable.  In the event Buyer
                _________________________________
purchases the Accounts Receivables, Seller agrees to exercise its best efforts to assist Buyer, from and after the Closing Date, in recovering all Accounts Receivables.

           B.   Notice to Customers.  Seller and Buyer, shall jointly
                ___________________
provide written notification in Seller's final bill to each customer affected by this Purchase and Sale of Assets that Seller is no longer the customer's telecommunications provider and advising the customer of the name, address and telephone number of the Buyer.

           C.   Customer Deposits.  As of the Closing Date, all
                _________________
customer deposits and advance payments for future services made to Seller by residential and business customers in the Exchanges, which are allocable to Seller and which have not previously been refunded to those customers, shall be transferred to Buyer, unless Seller is required, by the WUTC, to refund said deposits to the customer, within 30 business days after Closing. Claims for refunds of such deposits made to Buyer, whether written or oral, shall be referred to Seller, in writing, within 3 business days of receipt.

           D.   Customer Relations.  From and after the Closing, any
                __________________
service related customer complaint due to telephone service provided prior to Closing which can be reasonably resolved by Buyer, shall be resolved by Buyer, without contribution or adjustment from Seller; provided, in the event that Buyer cannot reasonably resolve such complaints, Buyer shall refer those customers to Seller and Buyer shall promptly advise Seller in writing, of the steps it took to resolve the complaint.


                      ARTICLE 10
                      ARBITRATION

     10.1  Claims.  All Claims by Buyer or Seller by one against the
           ______
other arising out of or related in any manner to this Agreement or any of the Exchanges and Assets shall be resolved by arbitration, as prescribed herein. The Federal Arbitration Act, 9 U.S.C.

Sections 1 to 15, not state law, will govern the arbitrability of all Claims.

      10.2  Rules.  A single arbitrator engaged in the practice of
            _____
law, who is knowledgeable about the telecommunications industry, telecommunications law and who has at least eight (8) years of experience litigating in federal district court, shall conduct the arbitration under the then current commercial arbitration rules of the American Arbitration Association ("AAA"), unless otherwise provided herein. The arbitrator shall be selected in accordance with AAA procedures. The arbitration shall be conducted in the AAA office in Seattle, Washington.

      10.3  No Discovery; Damages; Expenses.  The Buyer and Seller
            _______________________________
shall allow and participate in discovery in accordance with the Federal Rules of Civil Procedure. The arbitrator shall rule on unresolved discovery disputes. The arbitrator shall only have authority to award contractual damages and shall not have the authority to award punitive or exemplary damages, other non-compensatory damages or any other form of relief. Each Party shall bear its own costs and attorneys' fees. The arbitrator's decision and award shall be final and binding, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

      10.4  Judicial or Administrative Action.  If any party files a
            _________________________________
judicial or administrative action asserting Claims subject to arbitration, as prescribed herein, and the other party successfully stays such action and/or compels arbitration of said Claims, the party filing said action shall pay the other party's costs and expenses incurred in seeking such stay and/or compelling arbitration, including reasonable attorneys' fees.


                       ARTICLE 11
                        GENERAL

     11.1  Time of the Essence.  Time is of the essence with respect
           ___________________
to each and every term, condition, obligation and provision hereof, and failure to timely perform or remedy any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of and a noncurable default under this Agreement by the party so failing to perform (but which may be waived by the nonbreaching party).

     11.2  Bulk Sales.  Buyer hereby waives compliance with the
           __________
provisions of any applicable laws relating to bulk transfers in connection with the transactions contemplated by this Agreement, including without limitation the provisions of the Washington Revised Code regarding bulk transfers.

     11.3  Notices.  All notices hereunder will be in writing and
           _______
served by certified mail, return receipt requested. Notice shall be deemed to have been duly given on the date mailed by the notifying party. Notices shall be sent as follows:

If to Seller:

U S WEST Communications, Inc.
1600 Bell Plaza, Room 1806
Seattle, Washington 98191
Manager-Exchange Carrier Properties,
Exchange Carrier Services

with a copy (which shall not constitute notice) to:

U S WEST, Inc.
7800 East Orchard Road
Englewood, CO  80111
Attention: Associate General Counsel
Corporation Transactions

If to Buyer:

Pacific Telecom, Inc.
805 Broadway
P.O. Box 9901
Vancouver, Washington 98668-8701
Attention:  Chief Financial Officer

with a copy (which shall not constitute notice) to:

Pacific Telecom, Inc.
805 Broadway
P.O. Box 9901
Vancouver, Washington 98668-8701
Attention:  Vice President Regulatory Affairs

     11.4  Waivers.  No failure of a party to enforce a provision of
           _______
this Agreement will be construed as a general or a specific waiver of that provision, or of a party's right to enforce that provision, or of a party's right to enforce any other provision of this Agreement. No waiver of any breach of any covenant or other provision herein contained shall be deemed to be a waiver of any preceding or succeeding breach, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed to be an extension of the time for performance of any other obligation or act.

     11.5  Commissions.  Each party represents and warrants that it
           ___________
has   dealt  with  no  broker  or  finder  in  connection with this

Agreement and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with the consummation of the transactions contemplated by this Agreement.

     11.6  Payment of Expenses.  Except as otherwise provided herein,
           ___________________
each of the parties shall pay all costs and expenses incurred or to be incurred by it in the negotiation and preparation of this Agreement and in consummating and carrying out the transactions contemplated by this Agreement, whether or not the transactions contemplated by this Agreement are consummated.

     11.7  Headings.  The subject headings of the sections and
           ________
subsections of this Agreement are included only for purposes of convenience, and shall not affect the construction or interpretation of any of its provisions.

     11.8  Counterparts.  This Agreement may be executed in one or
           ____________
more counterparts, each of which shall be deemed an original, and when each of the parties hereto has executed and delivered to the other party one or more counterparts this Agreement shall be binding and effective, even though no single counterpart has been executed by both of the parties.

     11.9   Successors and Assigns.  This Agreement shall be binding
            ______________________
on and shall inure to the benefit of the parties hereto and their permitted successors and assigns; provided, however, that no assignment shall be permitted except as provided for in this Agreement.

     11.10  Assignment.  Except as set forth in Section 6.1(B), the
            __________
rights and obligations of the parties to this Agreement or any interest in this Agreement shall not be assigned, transferred, hypothecated, pledged or otherwise disposed of without the prior written consent of the non-assigning party which consent may be withheld in such party's sole discretion; provided, however, that any party hereto may, without prior consent of the other party hereto, assign this Agreement in its entirety to any parent or subsidiary entity.


     11.11  Additional Instruments and Assistance.  Each party hereto
            _____________________________________
shall from time to time execute and deliver such further instruments, provide additional information and render such further assistance as the other party or its counsel may reasonably request in order to complete and perfect the transactions contemplated herein.

     11.12  Seller's Control over Authorized Facilities.  No
            ___________________________________________
provision of this Agreement shall be construed to abrogate Seller's control of and responsibility for the operation of the authorized facilities of the Business prior to the actual transfer of control of those facilities hereunder to the Buyer as approved by the FCC and the WUTC.

       11.13  Governing Law.  This Agreement shall be construed in
              _____________
accordance with the laws of the State of Washington.

       11.14  Severability.  If any term or provision of this Agreement
              ____________
is, to any extent, held or deemed to be invalid or unenforceable when applied to any person or circumstance, the remaining provisions of this Agreement and the enforcement of such provision to other persons or circumstances, or to another extent, shall not be affected thereby, and each provision of this Agreement shall be enforced to the fullest extent allowed by law.

       11.15  Amendments.  This Agreement may not be modified, changed,
              __________
supplemented or terminated, nor may any obligations hereunder be waived by a party, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.

       11.16  No Construction Against the Drafting Party.  Each party
              __________________________________________
hereto acknowledges that such party and its counsel have reviewed this Agreement and participated in its drafting. This Agreement shall not be construed against either party for having prepared it.

       11.17  Integration.  This Agreement, and the SOWs and all
              ___________
schedules and exhibits attached hereto, constitutes the entire agreement between the parties, and there are no agreements, understandings, warranties or representations between the parties except as set forth or noted herein. This Agreement is not made for the benefit of any person, firm, corporation or association other than the parties hereto. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

       IN WITNESS WHEREOF, the parties to this Agreement have executed it as of the date first above written.

BUYER:

TELEPHONE UTILITIES OF            PACIFIC TELECOM, INC.,
WASHINGTON, INC.,                 a Washington corporation
A Washington Corporation


By:   JAMES H. HUESGEN            By:  JAMES H. HUESGEN
   _____________________________     ____________________________

Its:  Executive Vice President &  Its: Executive Vice President &
      Chief Financial Officer           Chief Financial Officer
    ____________________________      ___________________________

Date:    May 5, 1994              Date:     May 5, 1994
     ___________________               ___________________________
SELLER:

U S WEST COMMUNICATIONS, INC.,
a Colorado corporation


By:  JOHN SCULLY
   _____________________

Its:  President and CEO
    ____________________

Date:    5/6/94
     ___________________

                     GLOSSARY OF TERMS

       For purposes of this Agreement, certain terms used in this Agreement and not otherwise defined herein shall have the meanings designated below:

       "Accounts Receivable" means all customer accounts receivable net of doubtful accounts.

       "Agreement" means all or any part of this Agreement, including Schedules and Exhibits, as any of the foregoing may be amended, modified or supplemented in writing from time to time.

       "Assets" shall mean, to the extent that they are by their terms assignable, all of Seller's assets and properties in the Exchanges, all assets as identified on Seller's Continuing Property Records (CPRs) and such other assets as set forth in Schedule 6.3(J), except the Excluded Assets, of whatever kind, character and description, and those assets whether tangible, intangible, real, personal or mixed:

       (a) "Authorities" means (1) construction permits, licenses or authorizations granted by the FCC owned by Seller and used to develop and operate the System; and (2) the licenses or operating right granted by the WUTC to operate the System in the State of Washington. For purposes of this Agreement, Authorities does not include Seller's applications for Authorities before the FCC and WUTC.

       (b) "Interests" means all rights, privileges, benefits and interests under all contracts, agreements, consents, or licenses, permits or certificates (except those included as Authorities and Realty), including agreements, permits, leases and arrangements with respect to intangible or personal property or interests therein; equipment leases; consents; agreements with suppliers, customers and subscribers; business licenses; prepaid expenses; any sales agent or sales affiliate agreements used or owned in connection with the Operation of which it is a part.

       (c) "Property" means all of Seller's physical facilities located within the Exchanges and other assets necessary to conduct the business as shall be mutually agreed upon between Buyer and Seller (including all of Seller's coin station sets presently installed in the Exchanges except as set forth in the Excluded Assets) that are in Seller's plant in service accounts in accordance with Part 32 of the FCC Uniform System of Accounts ("USOA").

       (d) "Realty" means all real property, or mixed real and personal property within the Exchanges, including, without limitation: land, structures, buildings, tower sites or antenna sites, easements, rights of way, servitudes, licenses, agreements, arrangements or leases with respect to real property interests; leasehold improvements, building improvements, or other improvements or fixtures; and rights-of-way and other or similar properties owned by Seller and used in the Business of which it is a part.

       (e) "Records" means all records, including copies (or the originals at Seller's election) of all outside plant records, all central office equipment records, all service records kept in the ordinary course of Seller's business which identify and describe the customers being served by Seller in the Exchanges, the service that is being provided to such customers, and those records which identify and describe the physical property (including, but not limited to, cables, wires, and central office equipment) being sold hereby.

       "Business" means the wireline telecommunications business of the Exchanges as related to the Assets, the Property and the Authorities in the State of Washington.

       "Claims" shall mean any and all liabilities, obligations, losses, damages, deficiencies, demands, claims, penalties, settlements, judgments, actions, proceedings and suits of whatever kind and nature and all reasonable costs and expenses, including reasonable attorneys' fees.

       "Closing" shall have the meaning specified in section 2.1.

       "Closing Date" shall have the meaning specified in section 2.1.

       "Communications Act" means the Federal Communications Act of 1934, as amended, and all rules and regulations promulgated thereunder, which are in effect at the date of this Agreement.

       "Confidential Information" shall mean any and all technical or business information furnished, in whatever form or medium, or disclosed by one party to the other, including but not limited to, product and service specifications, prototypes, computer programs, models, drawings, marketing plans, financial data, and personnel statistics, which are marked as confidential or proprietary by the disclosing party, or, for information which is disclosed orally, the disclosing party indicates to the other at the time of disclosure the confidential or proprietary nature of the information and confirms in writing to the receiving party within 30 days after such disclosure that such information is confidential. For purposes of this Agreement, any technical or business information of a third person furnished or disclosed by one party to the other, and which is marked as confidential or proprietary or which is indicated orally by the disclosing party to be confidential, shall be deemed Confidential Information of the disclosing party unless otherwise specifically indicated in writing to the contrary.

       "Encumbrances" means any and all encumbrances, security interests, liens, taxes, claims, liabilities, options, commitments, charges, restrictions or other obligations of whatsoever kind, quantity or nature, whether accrued, absolute, contingent or otherwise, except the lien for ad valorem taxes or other taxes not yet due and payable or being contested in good faith, governmental conditions and restrictions under the Authorities and contractual terms and conditions regarding the Interests and Realty of the Business.

       "Environmental Law" means the National Environmental Policy Act ("NEPA") and mandated environmental assessments, Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901-6987, as amended by the Hazardous and Solid Waste Amendments of 1984, the Compensation and
Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sections 9601-9657, the Hazardous Materials Transportation Act of 1975, 49 U.S.C. Sections 1801-1812, the Toxic Substances Control Act, the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Comprehensive Environmental Response, Compensation and Liability Act,
42 U.S.C. Section 9601 et seq., the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), and any substantially similar state or local environmental law and any of these law(s) as may be amended from time to time.

       "Exchange Area" means the geographical areas set forth and described in Exhibit A.

       "Excluded Assets" means (a) Seller's cash on hand at the Closing; (b) the properties, assets, privileges, rights and interests (whether tangible or intangible, real, personal or mixed), if any, as being excluded from the Assets to be transferred to Buyer; (c) any insurance policy, bond, letter of credit, or other similar item, and any cash surrender value in regard thereto; (d) all books and records that Seller is required by law to retain or that relate solely to internal corporate matters; (e) all claims, rights and interests in and to any refunds for Federal, state or local franchise, income or other taxes or fees of any nature whatsoever for periods prior to the Closing Date; (f) any pension, profit sharing or employee benefit plans; (g) any assets, interests or property of Seller used in the operation of any business conducted by Seller other than the operation of the Assets; (h) the name U S WEST and all similar names and related marks and logos used or owned in connection with the provision of telecommunications services in the Exchanges; (i) all portable test equipment; (j) motor vehicles and associated motor vehicle general stock; (k) materials and supplies and tools; provided, however, that Seller shall make available to Buyer all materials, supplies and specialized tools reasonably required for the operation of the assets at no additional cost to Buyer; (l) FCC licenses for air-to-ground, cellular, or paging services held by either Seller, or any affiliate of Seller; and (m) all maintenance radio equipment and antennas; (n) backbone transiting toll facilities and associated fiber equipment as shall be mutually agreed to between Buyer and Seller and as shall be set forth on Schedule 1.1 within sixty (60) days of the date of this Agreement.

       The parties expressly agree that no assets relating to Yellow Pages or classified directory advertising activities of Seller or any affiliate of Seller shall be transferred in this transaction.

       "FCC" means the Federal Communications Commission or any other Federal agency which succeeds in whole or in part to its jurisdiction so far as the subject matter of this Agreement is concerned.

       "FCC Approval" means the issuance on the release date of the FCC public notice of the FCC's grant of consent to the assignment of the FCC Authorities.

       "Hazardous Materials" shall mean any substance, including, without limitation, any asbestos, formaldehyde, flammables, explosives, and any hazardous substance or toxic material which could presently or at any time in the future cause a detriment to or impair the value or beneficial use of any of the Assets, or constitute or cause a health, safety or environmental hazard to any of the Assets or to any person or require remediation at the behest of any federal, state, or local governmental agency under any Environmental Law.

       "Liabilities," except as otherwise provided in this Agreement, any and all obligations for Claims arising out of or relating to Buyer's ownership or operation of the Assets.

       "MFJ" shall mean the Modification of Final Judgment entered August 24, 1982 in United States v. Western Electric, et al., Case No. 82-0192, United States District Court, District of Columbia, and all subsequent orders of such court in such action, and any judicial, legislative or regulatory amendments or modifications thereof.

       "Net Book Value" means gross plant minus accumulated depreciation which is true and accurate in all material respects and accounted for on a consistent basis.

       "WUTC" means the Washington Utilities and Transportation
Commission in the State of Washington.

       "System" means, as the context requires, Seller's service delivery components in the Exchanges, including, without limitation, all equipment, facilities, assets, properties, licenses, permits, grant of operating authority and other rights and authorities and related technical knowledge and information, necessary for conduct of Seller's wireline telecommunications services within the particular Exchanges.

       "SOW(s)" means, Statement(s) of Work as Set forth in the Master Construction Contract between U S WEST Communications, Inc. and Pacific Telecom Service Company, dated July 28, 1993.

       "USF" means the federal Universal Service Fund.

                          EXHIBITS

                         EXHIBIT A

                     LIST OF EXCHANGES

The above mentioned exhibit has been omitted. The Company agrees to furnish supplementally a copy of the omitted exhibit to the Commission upon request.


                         SCHEDULES

                    TABLE OF SCHEDULES


1.1          BACKBONE TRANSITING TOLL FACILITIES

1.3 (C)      12/31/93 NET BOOK VALUE OF THE ASSETS

2.4          ADDITIONAL AGREEMENTS

5.1(C)       GOVERNMENTAL AUTHORIZATIONS NECESSARY FOR BUYER TO
             CONSUMMATE THE TRANSACTION

5.1(E)       LITIGATION - BUYER

5.2(A)       CORPORATE AUTHORIZATION NECESSARY FOR SELLER TO
             CONSUMMATE THE TRANSACTION

5.2(D)       GOVERNMENTAL AUTHORIZATIONS NECESSARY FOR SELLER TO
             CONSUMMATE THE TRANSACTION

5.2(E)       LITIGATION - SELLER

6.1(C)       CONTRACTS TO BE ASSUMED BY BUYER

6.3(H)       ENVIRONMENTAL PROJECTS

The above mentioned schedules have been omitted. The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.